UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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VAALCO ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

NANES DELORME PARTNERS I LP NANES BALKANY PARTNERS LLC NANES BALKANY MANAGEMENT LLC JULIEN BALKANY DARYL NANES LEONARD TOBOROFF CLARENCE COTTMAN III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 25, 2008, Nanes Delorme Partners I L.P. (“Nanes Delorme Partners”), together with the other participants named herein, made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy Inc., a Delaware corporation.

Item 1: On April 25, 2008, Nanes Delorme Partners issued the following announcement:

NANES DELORME PARTNERS FILES PRELIMINARY PROXY MATERIALS TO ELECT THREE NOMINEES TO BOARD OF DIRECTORS OF VAALCO ENERGY

Largest Stockholder Lacks Confidence in the Ability and Commitment of Current Board

Nanes Delorme Partners Minority Slate of Nominees Has Experience Necessary to Help Oversee Effort to Maximize Stockholder Value

NEW YORK, NY – APRIL 25, 2008 – Nanes Delorme Partners I L.P. (“Nanes Delorme Partners”) today announced that it has filed with the Securities and Exchange Commission preliminary proxy materials in connection with its nomination of three highly qualified candidates for election to the Board of Directors of VAALCO Energy Inc. (“VAALCO” or the “Company”) (NYSE: EGY) at the Company’s 2008 Annual Meeting of Shareholders scheduled to be held on June 4th, 2008.  The three director nominees are Mr. Julien Balkany, Mr. Leonard Toboroff and Mr. Clarence Cottman III.

Nanes Delorme Partners, with associated entities, currently beneficially own 4,700,000 of the outstanding shares of VAALCO representing approximately 8.0% of the Company, making it the largest stockholder of VAALCO, based on publicly available information.

Nanes Delorme Partners believes that VAALCO’s stock price is significantly undervalued due to management’s and the Board’s continued poor decisions.  Nanes Delorme Partners also has serious concerns that the strategic direction developed by the Company will not be able to reverse the continued downward trend in the Company’s share price.  Without change to the current Board, Nanes Delorme Partners fears that the Company’s value may continue to erode under the continued unchecked stewardship of current senior management.

Julien Balkany, a Managing Member of the Fund’s General Partner, Nanes Balkany Partners LLC, said: “In spite of record oil prices and a portfolio of high quality oil and gas E&P properties, the Company’s stock price remains severely depressed.  We frankly question the ability of the incumbent Board to improve the Company’s operating performance, corporate governance structure and enhance stockholder value. The share price underperformance has continued in the beginning of 2008 and has only started to trade higher since we publicized our concerns on March 11, 2008.  Since this date VAALCO’s stock has increased by approximately 33%, illustrating what we believe to be the strong expectation by stockholders of immediate and substantial changes in the Company.”

Added Balkany, “We believe that VAALCO’s current Board interest is not closely aligned with other shareholders and change at the Board level is necessary to unlock value.  If elected, we will work closely with other members of the Board to enact positive value-enhancing change for the benefit of all stockholders.”

Nanes Delorme Partners is particularly concerned with:

•	VAALCO’s disappointing stock performance;
•	Management’s ill-advised oil exploration diversification in the UK North Sea;
•	Management’s failure to retain an investment banker and consider a sale of the Company and other strategic options; and
•	VAALCO’s stockholder unfriendly corporate governance.

Nanes Delorme Partners further believes that the NYSE is not the appropriate exchange to list a company with core assets in West Africa and that listing on another exchange could increase the trading volume and improve liquidity of the Company’s shares.

Issues the nominees intend to address include:

•	Redemption of the Shareholders Rights Plan and elimination of VAALCO’s anti-takeover provisions;
•	Declassification of the staggered Board and institution of annual election for all directors;
•	Separation of the role of Chairman and CEO;
•	Termination of the Supermajority Voting provisions;
•	Commencement of a process to identify and appoint a qualified Chief Operating Officer to strengthen management; and
•	Discontinuation of further expansion on the North Sea Region and refocus VAALCO’s efforts and resources on the Company’s core assets in Gabon and Angola.

In addition, Nanes Delorme Partners’ nominees will also seek to have the Board fulfill its fiduciary responsibility in creating an independent special committee to evaluate and explore all strategic alternatives for maximizing stockholder value, including, but not be limited to, core asset divestments, alternative listings, mergers and/or the sale of the entire Company.

Balkany noted: “VAALCO clearly needs directors who understand the importance of accountability and who are prepared to take the necessary steps to maximize stockholder value.  The Nanes Delorme Partners director nominees are prepared to use their best efforts to implement corporate governance reforms and establishing an independent special committee, assisted by a first tier investment bank, to evaluate and explore all potential alternatives to maximize stockholder value.”

About the Three Nominees

Julien Balkany.
Julien Balkany, a French citizen, has been serving as a managing member of Nanes Balkany Partners, the general partner of Nanes Delorme Partners, a U.S.-based hedge fund, since January 2008.  Nanes Delorme Partners pursues active investments in publicly traded oil and gas exploration and production companies.  Concomitantly, Mr. Balkany has been a Managing Director at Nanes Delorme Capital Management LLC, a New York based financial advisory and broker-dealer firm, managing its oil and gas investment banking business, since 2005.  Mr. Balkany has executed several hundred million dollars worth of oil & gas transactions on both the buy-side and sell-side.  Mr. Balkany’s most notable M&A assignments in Africa have included advising Maurel & Prom, Heritage Oil Corp, Afren Plc, Perenco, Vitol, Candax Energy, Carthago Oil, Range Energy and Surestream Petroleum.  Before joining Nanes Delorme Partners and Nanes Delorme Capital Management LLC, Mr. Balkany worked at Pierson Capital, a U.S. private investment firm focused primarily on emerging markets, from 2003 to 2005.  Prior to that Mr. Balkany gained significant expertise in the Latin America Debt Capital Markets Group of Bear Stearns.  Mr. Balkany studied Political Science at the Institute of Political Studies (France) and Finance at UC Berkeley.  Mr. Balkany is also fluent in French and Spanish.

Leonard Toboroff.
Leonard Toboroff, a United States citizen, has been serving as a director and Vice Chairman of the Board of Allis-Chalmers Energy Inc., a provider of products and services to the oil and gas industry listed on the NYSE, since May 1989, and served as Executive Vice President from May 1989 until February 2002.  Concurrently, Mr. Toboroff has been an Executive Director of Corinthian Capital Group, LLC, a private equity fund, since October 2005, a director of Engex Corp., a closed-end mutual fund, and a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006.  Mr. Toboroff has also been a director of SP Acquisition Holdings Inc., a blank check company managed by Warren G. Lichtenstein and other officers and directors of Steel Partners II, L.P. and its affiliates, since June 2007.  Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.), a provider of goods and services to the school spirit industry, from April 1998 until it was sold in September 2003. Mr. Toboroff has previously served as a director of American Bakeries Co., Ameriscribe Corporation and Saratoga Spring Water Co. and has been a practicing attorney continuously since 1961.  Mr. Toboroff is a graduate of Syracuse University and the University of Michigan Law School.

Clarence Cottman III.
Clarence Cottman III, a United States citizen, has over twenty-five years of experience in the oil and gas industry.  Currently, Mr. Cottman has been the President and Founder of Legacy Energy, Inc., a U.S. private oil and gas exploration and production company with assets in Louisiana and California, since 2006, Vice Chairman of PetroFalcon Corp. (ticker: PFC CN), an oil and gas exploration and production company focused on Venezuela and listed on the Toronto Stock Exchange, since 2007, a consultant to Vantage Marketplace, a wholly owned-subsidiary of Goldman Sachs, since 2007, and a private investor in numerous energy ventures.  Mr. Cottman has served as Chief Financial Officer and Director of PetroFalcon Corporation from 1999 until 2006.  From 1997 to 2000, Mr. Cottman was Managing Director of Pacific Oil and Gas LLC.  Prior to co-founding Pacific Oil and Gas LLC, Mr. Cottman was at Benton Oil & Gas from 1989 to 1997 where he held various senior positions including Vice President of Business Development.  Mr. Cottman has also worked for Sun Exploration & Production Company.  Mr. Cottman holds a BA from Rochester Institute of Technology and an MBA from the University of Rhode Island.

About Nanes Delorme Partners I LP

Nanes Delorme Partners I LP is U.S.-based hedge fund that invests primarily in the oil and gas exploration and production sector. Nanes Delorme Partners I LP pursues active investments in publicly traded companies that it believes are trading at a significant discount to their intrinsic values or where one or more potential catalysts exist that could materially unlock the inherent value of those companies.

The General Partner of Nanes Delorme Partners I LP is Nanes Balkany Partners LLC.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On April 25, 2008, Nanes Delorme Partners I LP (“Nanes Delorme Partners”), together with the other Participants (as defined below), made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of stockholders of VAALCO Energy, Inc., a Delaware corporation (the “Company”).

NANES DELORME PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL FREE NUMBER: (800) 322-2885.

The participants in the proxy solicitation are Nanes Delorme Partners, Nanes Balkany Partners LLC, a Delaware limited liability company (“Nanes Balkany Partners”), Nanes Balkany Management LLC, a Delaware limited liability company (“Nanes Balkany Management”), Julien Balkany (“Mr. Balkany”), Daryl Nanes (“Mr. Nanes”), Leonard Toboroff (“Mr. Toboroff”) and Clarence Cottman III (“Mr. Cottman” and, together with Nanes Delorme Partners, Nanes Balkany Partners, Nanes Balkany Management and Messrs. Balkany, Nanes and Toboroff, the “Participants”). As of April 25, 2008, Nanes Delorme Partners beneficially owned 4,700,000 shares of common stock of the Company (the “Shares”), constituting approximately 8.0% of the Shares outstanding.  Nanes Balkany Partners is the general partner of Nanes Delorme Partners.  Nanes Balkany Management is the investment manager of Nanes Delorme Partners.  The managing members of Nanes Balkany Partners and Nanes Balkany Management are Messrs. Balkany and Nanes. By virtue of these relationships, each of Nanes Balkany Partners, Nanes Balkany Management and Messrs. Balkany and Nanes may be deemed to beneficially own the 4,700,000 Shares owned by Nanes Delorme Partners. Currently, Messrs. Toboroff and Cottman do not directly own any Shares of the Company. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 4,700,000 Shares owned by Nanes Delorme Partners, constituting approximately 8.0% of the Shares outstanding.

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